SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A-1

AMENDMENT NO. 1 TO
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 21, 2006

Littlefield Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-24805	74-2723809
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2501 North Lamar Boulevard
Austin, Texas 78705
(Address of principal executive office)
Issuer's telephone number: (512) 476-5141

Section 4 Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On July 21, 2006, Littlefield Corporation announced that it intended to amend its Form 10-QSB for the first quarter of 2006 and that investors should no longer rely on its previously released, unaudited financial statements for the period ended March 31, 2006. The restatement related to incorrectly recorded share based compensation for the first quarter. The decision to restate was made on July 21, 2006, by the Company's management and Audit Committee and was discussed with the Company's independent auditors.

The restated, unaudited financial statements of the Company were subsequently filed with the SEC on August 22, 2006, as part of Amendment No. 1 to the Form 10-QSB for the quarter ended March 31, 2006. The amendment and restatement resulted in a $340,930 net reduction in compensation expense (consisting of reduction of option-related expenses) and a corresponding increase in net income for Q1-2006. Note 2 to the unaudited financial statements in Amendment No. 1 to the Form 10-QSB filed August 22, 2006, contains a complete description of all changes to the financial statements which resulted from the restatement.

The restatement was required because of errors in calculation of share based compensation related to stock option expenses incurred in the first quarter of 2006. The Company had adopted Statement of Financial Accounting Standards No. 123R effective January 1, 2006. The first quarter of 2006 was the first quarter in which the Company applied SFAS 123R to its financial statements. The first quarter calculation of stock option related expenses, as originally reported, included the following errors:

-	Incorrect assessment and focus on the date of vesting of some former employees' options;
-	Incorrect recording of a proposed change to option compensation that had not been fully agreed by the board of directors; and
-	Incorrect assumptions relating to term, volatility, forfeiture and dividend rates in recording option compensation expense.

In addition, on August 14, 2006, the Company announced that it would restate its financial statements for the year ended December 31, 2005, again because of incorrect calculation of compensation related to stock option grants. The Company expects to file its amended Annual Report on Form 10-KSB in the immediate future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITTLEFIELD CORPORATION

Date: August 24, 2006	/s/ Jeffrey L. Minch
Jeffrey L. Minch, President and Chief Executive Officer